                               SERVICES AGREEMENT

         THIS SERVICES AGREEMENT, dated as of April 1, 2003 (the "Agreement"), by and between I-Teleco.com, Inc., a Florida Corporation (the "Company"), and
Robert Schechter, an individual residing in the State of New York (the
"Consultant") (individually, a "Party", collectively, the "Parties").

                                    RECITALS

         WHEREAS, Consultant has provided and shall provide certain legal and other strategic, structuring, and other general corporate consulting services
("Services") including but not limited to review and preparation of Form 10KSB,
10-Q-SB, Forms 3 and 13Ds, 14-Cs, 8Ks for transactions not involving mergers or change in control, and availability to respond to general business law questions as requested by the Company.

         WHEREAS, in connection with and in consideration for such Services, the
Company has agreed to compensate Consultant in shares of common stock in lieu of cash payment.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

         1       TERM.

         This Agreement is terminable at will. This means this Agreement may be terminated with or without cause and without any notice by either party hereto.

         2.      COMPENSATION.

         2.1      In consideration of the Services, the Company agrees to
compensate the Consultant with 1,000,000 shares (the "Shares") of common stock of the Company.

         2.2      The Company shall forthwith cause the issuance of the Shares to be registered under the Securities Act of 1933 as amended by filing a Form
S-8 Registration Statement covering the Shares. Consultant shall take any action reasonably requested by the Company in connection with registration or qualification of the Shares under federal or state securities laws

         2.3      In addition to the foregoing, the Company shall reimburse the
Consultant for such reasonable business expenses which the Consultant incurs solely in connection with the performance of the Services hereunder. The
Consultant shall obtain the prior written approval of the Company before incurring any expenses for which the Consultant will seek reimbursement from the
Company. The Consultant must submit receipts for all expenses and otherwise comply with all of the Company's general policies for expense reimbursement in order to receive payment therefor. The Company shall reimburse the Consultant for expenses within fifteen (15) days following submission of all required documentation.

         2.4      It is  expressly understood and agreed that in connection with the Services to be performed by the Consultant, the Consultant shall be solely responsible for any and all taxes arising from the consulting fees paid to the
Consultant hereinafter.

         3.       CONFIDENTIALITY.

         3.1      The Consultant shall not disclose any non-public information obtained by the Consultant from the Company including, without limitation, information relating to this Agreement. The provisions of this Section shall not apply to information generally known to the public or the trade, information available in trade or other publications and information available without breaching the provisions of this Agreement.

         3.2      This Section shall survive the expiration or termination of this Agreement.

         4.       REPRESENTATIONS AND WARRANTIES.

         4.1      The Consultant hereby represents and warrants to the Company that:

         4.1.1     he has full legal capacity to enter into this Agreement and to provide the Services hereunder without violation or conflict with any other agreement or instrument to which the Consultant is a party or may be bound;

         4.1.2    in the course of performing the services hereunder, the
Consultant will not infringe the patent, trademark or copyright (collectively,
"Intellectual Property") of any third party;

         4.1.3    the execution, delivery and performance of this Agreement does not and will not conflict with, violate or breach its constituent documents or any agreement (including, without limitation, any other distribution agreement), decree, order or judgment or any law or regulation to which it is a party or subject or by which it or any of its properties or assets is bound.

         5.       RELATIONSHIP OF THE PARTIES.

         The Consultant shall be an independent contractor and the Consultant shall not be considered in any manner an employee of the Company and the relationship of the Company and the Consultant shall not in any manner create an employer-employee relationship between the parties. It is hereby disclosed that the Consultant is currently employed as General Counsel to Atlas Capital
Services, LLC a registered broker dealer and member of the NASD, which is owned indirectly by Michael D. Farkas, the indirect majority shareholder of the
Company.

         6.       NO WAIVER.

         The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or of any other provision.

         7.       ENTIRE AGREEMENT.

         This Agreement constitutes the entire Agreement and understanding of the parties hereto.

         8.       AMENDMENTS.

         No amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by each of the parties hereto.

         9.       GOVERNING LAW; JURISDICTION.

         This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely therein. In the event that either Party hereto shall take legal action to enforce any of the provisions of this Agreement, the Parties agree that the exclusive jurisdiction for such legal action shall be the state courts of New York or the federal courts residing in the State of New York.

         10.      BINDING EFFECT.

         This Agreement shall bind and inure to the benefit of the Parties, their successors and assigns.

         11.      NOTICES.

         Any notice under the provisions of this Agreement shall be deemed given when received and shall be given by hand, reputable overnight courier service or by registered or certified mail, return receipt requested, directed to the addresses set forth above, unless notice of a new address has been sent pursuant to the terms of this section.

         12.      Unenforceability; Severability.

         If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall, nevertheless, be binding upon the Parties with the same force and effect as though the unenforceable part had been severed and deleted.

         13.      Counterparts.

         This Agreement may be executed in one or more counterparts, all of which shall be deemed to be duplicate originals.

         14.      BLEED-OUT.

         Consultant agrees that during the period from the date hereof until
December 1, 2003 (the "Lock-Up Period"), Consultant shall not (except as permitted below), without the prior written consent of the Company, directly or indirectly, offer, issue, sell, contract to sell (including, without limitation, any short sale), grant any option for the sale of, pledge, or otherwise dispose of or transfer ("Transfer") more than 36,000 shares of common stock in any one-day period; provided, however, the foregoing restrictions shall not apply to
(i) dispositions by gift, will or by the laws of descent and distribution, or otherwise to the Consultant's parents, siblings, spouse, children, or grandchildren, (ii) a trust for the benefit of the Consultant's parents, siblings, spouse, children, or grandchildren, (iii) a partnership, the general partner of which is the Consultant or the Consultant's parents, siblings, spouse, children, or grandchildren, or a corporation or limited liability company, a majority of whose outstanding equity securities is owned of record or beneficially by the Consultant or by any of the foregoing; provided that, in each case, such transferee agrees in writing to be bound by the terms hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this instrument as of the date first above written.

                                           I-TELECO.COM, INC.

                                           By: /s/ Jamee Kalimi
                                           Name:   Jamee Kalimi
                                           Title:  President

                                           CONSULTANT

                                           By: /s/ Robert Schechter